UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 31, 2005

VERILINK CORPORATION
(Exact name of registrant as specified in charter)

Delaware	000-28562	94-2857548
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11551 E. ARAPAHOE RD., SUITE 150
CENTENNIAL, CO 80112-3833
(Address of principal executive offices / Zip Code)

303.968.3000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Item 1.01.    Entry into a Material Definitive Agreement.

On October 31, 2005, Verilink Corporation (the “Company”) entered into an Amendment Agreement (the “Amendment”) with each of the investors identified on the schedule of buyers attached to the securities purchase agreement dated March 20, 2005 and filed as Exhibit 10.19 to the Company’s Form 8-K dated March 21, 2005. The investors constitute all the holders of the Company’s senior secured convertible notes, warrants and additional investment rights issued under the securities purchase agreement.

Pursuant to the Amendment, the Company and the holders of the senior secured convertible notes issued March 21, 2005 have agreed to reduce the “target working capital” amounts under the terms of the notes to $6.5 million for the quarter ended September 30, 2005, and for subsequent quarters, to the sum of $6,800,000 plus 80% of the aggregate principal amount of any notes purchased pursuant to the exercise of the holders’ additional investment rights to purchase additional notes minus (B) 80% of any notes redeemed or converted as of such date other than amounts redeemed or converted prior to the date of the Amendment.  In addition to quarterly installment payments, the notes provide that if the Company’s tested working capital as of the end of a fiscal quarter does not meet the target working capital amount, the holders of the notes may require the Company to make an additional installment payment under the notes which shall be, at the option of each holder, such holder’s pro rata portion of one of the following: (1) the difference between (A) the unpaid principal, interest and any late charges then remaining under the notes and (B) 60% of the Company’s working capital amount, as determined in accordance with the terms of the notes, (2) $2,000,000 or (3) such lesser amount if reduced in accordance with the terms of the notes.

The Amendment provides that the Company shall apply 50% of the net proceeds (after satisfaction of the first mortgage, commissions, closing costs and excluding escrows for repairs) from a sale of its Explorer Boulevard property in Huntsville, Alabama to reduce the outstanding principal amount of the notes. The Amendment deletes the requirement for the Company to hold $1 million of the proceeds from the sale of such property in a restricted cash collateral account securing the notes. The Amendment modifies the restricted payment provisions of the notes to prohibit the Company from making principal payments on other indebtedness without the approval of the holders of the notes subject to limited exceptions, and revises the cross-default provision of the notes.

The Amendment reduces the exercise price of the warrants for 830,563 shares of common stock issued under the securities purchase agreement to $.93 per share of common stock of the Company.

As part of the initial purchase of these notes and warrants under the securities purchase agreement, the holders acquired additional investment rights to purchase up to an aggregate of $5 million in principal amount of additional notes. Pursuant to the Amendment, the conversion price of the additional notes that would be issued if the holders exercise their additional investment rights has been reduced to $1.00 per share of common stock, and the expiration of the additional investment rights extended to June 29, 2006. The conversion price of the currently outstanding $8 million principal amount of notes is $3.01 per share and has not been amended. The Amendment also provides for revisions to the form of additional note issuable upon exercise of the additional investment right to conform to the revisions to the outstanding notes described above.

The foregoing is a summary of the terms of the Amendment and does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached hereto and incorporated herein by reference.

2

Item 9.01    Exhibits

4.1	[See Exhibit 10.1].
10.1
Form of Amendment Agreement dated October 31, 2005 (amending the previously filed Securities Purchase Agreement, form of Senior Secured Convertible Note, form of Senior Secured Convertible issuable upon exercise of Additional Investment Right, form of Additional Investment Right, and form of Warrant, each included as exhibits to the Form 8-K dated March 21, 2005)

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VERILINK CORPORATION
(Registrant)

Dated: October 31, 2005	By: /s/Timothy R. Anderson
Timothy R. Anderson
Vice President and Chief Financial Officer

4